EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
April 24, 2019, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
First Quarter 2019 Earnings Call
April 24, 2019 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning and welcome to the LegacyTexas First Quarter 2019 Earnings Conference Call and Webcast. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the * key followed by 0. After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press *, then 1 on your telephone keypad. To withdraw your question, please press *, then 2. Please note this event is being recorded.

And I would now like to turn the conference over to Scott Almy, Chief Operating Officer. Please go ahead, sir.

Scott Almy
Thanks. Good morning, everyone and welcome to the call. Before getting started I would like to remind you that this presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement.

At this time, if you are logged into our webcast, please refer to the slide presentation available online, including our Safe Harbor statement on slide 2. For those joining by phone, please note that the Safe Harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that Safe Harbor statement.

I am joined this morning by LegacyTexas’ President and CEO, Kevin Hanigan and Chief Financial Officer, Mays Davenport. After the presentation, we will be happy to address questions that you may have as time permits.

And with that, I will turn it over to Kevin.

Kevin Hanigan
Thanks, Scott and thank you all for joining us on the call this morning. I will make some general comments about the quarter, turn the call over to Mays and when Mays concludes our prepared remarks, we will open up the call and entertain your questions.

Let me center my remarks on three key areas: our operating performance for the quarter, the topic of credit migration, and our capital levels. Our operating performance, which is generally covered on pages 4 and 5 of our slide deck, was solid for the quarter. On the negative side, our last remaining healthcare credit experienced some challenges in the quarter and we reserved roughly half of this $19.3 million credit.

Turning to the positive side, our loans held for investment grew $154 million, or 2.4%, linked quarter. This is the best loan growth quarter we have had in several quarters. Mortgage warehouse volume, which was very weak early in the quarter, rebounded and ended up the quarter much better than we expected. Deposit growth was also strong with deposits growing $235.7 million, or 3.4%, linked quarter.

Our net interest margin, which was hurt by 3 basis points when we backed out the accrued interest on the healthcare credit, was reported at 3.89%. Adjusted for the back out of the healthcare credit, our NIM would have been 3.92%, right in line with what we expected with higher than anticipated loan growth. All in all, we reported GAAP EPS of $0.61 and core EPS of $0.62. Our core EPS was up 19.2% over the first quarter of last year. As such, we’re encouraged about the remainder of 2019.

Now, let me turn to credit migration, which is depicted on page 9 of our slide deck. During the quarter, we had four credits migrate into the non-performing category. As I said at the outset, our last remaining healthcare credit, which we thought was heading for a positive resolution, had a tough first quarter and we downgraded the $19.3 million credit and put up a specific reserve of approximately 50%.

On the energy front, we had a $7.3 million credit move to non-accrual during the quarter after receiving updated engineering numbers. There is a $2 million specific reserve on this credit. The third credit is a former energy client whose guarantor took over the direct responsibility for the credit by putting it in his name personally. The size of this credit is $7.4 million. He recently asked for some payment relief, causing the credit to become a TDR. This borrower remains extremely cooperative and has pledged some personal real estate assets to shore up the credit. These properties are now listed for sale. We believe we are adequately reserved on this credit.

Finally, we have a CRE credit, totaling $6.5 million, where the commercial office building is cash flowing, but our sponsor has been slow in paying us. While the credit was less than 60 days past due at quarter end, we have asked the court to appoint a receiver with the intention of getting cash flows from the property sent directly to us. The court recently granted our request and we received our first payment from the receiver last week. We believe this credit will be satisfactorily resolved.

Finally, let me make a note of our strong capital numbers before turning the call over to Mays. Our tangible common equity ratio was 10.28% at quarter end, and our estimated tier 1 common risk-based capital level is at 10.92%. Both of these ratios are at their strongest levels since we closed the merger with LegacyTexas in January of 2015. Our tangible common equity per share at 3/31/19 was $19.35 versus $16.59 cents a year ago.

With that said, let me turn the call over to Mays.

Mays Davenport
Before I continue on with the slides, I would like to point out from page 5 of the deck that despite our higher than expected provision for credit loss, we did achieve a return on average assets of 1.31% and a return on average equity of 10.5%. Our profitability even with the outsized provision was pretty good. Kevin covered credit migration on page 9, but I’d like to start by providing some additional detail on the allowance for loan losses.

We booked a $9.8 million provision for credit losses and had net recoveries of $263,000 during the quarter. The build in reserve resulted in an allowance for loan losses of $77.5 million at March 31, 2019, compared to $67.4 million at December 31, 2018. We ended the quarter with the allowance for loan loss equal to 1.16% of total loans held for investment, excluding acquired and warehouse purchase program loans.

On page 10 you will see that while deposits grew a healthy $235.7 million, this was a difficult quarter for us to manage the mix of deposits. January is always a hard month for demand deposits as our customers pay their property taxes and year end bonus and distributions. At our lowest point in the quarter, non-interest bearing deposits were off $155 million from year end before fighting back to being off $21.1 million at March 31. Average non-interest bearing deposits were down $89.7 million in Q1.

Non-interest bearing deposits ended the quarter at 24.8% of total deposits, down from 25.9% at December 31. Our cost of deposits was significantly impacted by this change in mix, increasing to 109 basis points in 2019, up from 84 basis points in 2018. We anticipate the cost of deposits will mitigate in Q2 as non-interest bearing deposits recover and grow in Q2 and the remainder of the year as our treasury management initiatives continue to show results.

Slide 11 shows net interest income for the quarter of $81.2 million, down $3.1 million linked quarter and up $2.6 million year-over-year. The lower quarterly net interest income was primarily due to the anticipated seasonal decrease in the warehouse purchase program with average warehouse volumes off $139.9 million, or 16.2%, from Q4, as well as the more costly mix of deposits previously discussed.

Net interest margin was 389 compared to 398 linked quarter and 385 for the same quarter last year. As Kevin mentioned, NIM was three basis points lower in the quarter due to the reversal of previously accrued interest on loans placed on non-accrual status during the quarter.

Slide 12 shows that our core efficiency ratio of 48.7% in the first quarter was in line with where we were in Q1 of last year. The first quarter is normally negatively impacted by the lower warehouse volumes and higher than normal expenses for salaries and employee benefits. Core non-interest expense, which included $1.4 million quarter-over-quarter increase in share-based compensation expense related to fluctuations in the company share price, was in line with our expectations at $44.3 million for the quarter.

Kevin already covered our capital ratios, which are presented on slide 13. So with that being the conclusion of our prepared remarks, operator, let’s go ahead and open up the line for questions.

Question-and-Answer Session

Operator
We will now begin the question-and-answer session. To ask a question you may press *, then 1 on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press *, then 2. At this time, we will pause momentarily to assemble the roster.

And our first question today comes from Brad Milsaps with Sandler O’Neill.

Brad Milsaps
Good morning, guys.

Kevin Hanigan
Good morning, Brad.

Brad Milsaps
Kevin, just curious if you could maybe offer a little bit more color on your outlook on loan growth. I know you talked last quarter about debt funds pulling back a bit and so you’re seeing fewer payoffs. Just wanted to see what you thought about growth as you move through the year, kind of relative to your good start here in the first quarter.

Kevin Hanigan
Thanks, Brad. Look, we did have a good start. On the last call, we talked about loan growth of $100 million a quarter, or $400 million for the year, and this quarter was aided by the debt funds being much less active. They’re not gone, but they were much less active in our business. I think in the course of the quarter we lost one deal to a non-bank entity, which is unusually low for the recent past, particularly last year. And as you saw, most of that activity is in the CRE area. Our CRE group grew $96 million, so they represented $96 million of that $154 million for the quarter, largely as a result of debt funds.

I know, they’re still out there, so I hesitate to say let’s up our loan growth kind of forecast from the $100 per quarter. I do feel like there’s more upside bias to the $100, but I’m going to keep it in that range until we see further evidence that debt funds have moderated back. I do, from time to time, get some knowledge as to what the debt funds are doing in terms of rate and LTVs, which are the two areas they’ve been competing with us on the past. And last year, they were beating us on both. I mean, we were doing deals at 5.25 and they were doing at 60% LTVs, that would be our typical deal, they were doing deals at 4.85 and 75% LTV, so they were basically killing us on both fronts.

The bids that are out there in more recent deals, it seems they’ve adjusted their pricing. It’s floating rate pricing versus our five year fixed, but they’re doing like LIBOR 2.90 or higher. So, I think their basic coupons are running now higher than our 5.25’s, which is a little more rational.

Why they haven’t had more pull through in volume, I don’t know yet. I know they’re out there. We just haven’t seen as much of them as we did last year. It’s encouraging.

So bottom line, I think we’ll stick with $100 million a quarter for our core loan growth. But based upon how I feel today, I’d say if there’s upside versus downside bias, it’s to the upside.

Brad Milsaps
That’s helpful. And I just wanted to follow up maybe on pricing. I know, you touched on a little bit, but it looked like at least loan yields in the HFI book didn’t really change much linked quarter. I know you had the interest reversal. But, do you think kind of pricing, given the shape of the curve, has reached a peak and does that, along with probably some pressure on funding, kind of squeeze your sort of low 390-ish kind of margin guidance you guys have kind of been talking about in periods of stronger growth?

Kevin Hanigan
So let me recap where I think we are on that. I think, if we grow at the $100 million that we’re still going to be a high-390s kind of NIM bank. And if we grow at $150 million, we’ll be low 390s. I think the same as I thought last quarter, Brad. First quarter was, as Mays said, pretty tough on demand deposits. It always is. At our peak, we were down $155 million in January as the property tax payments were made. We see that virtually every year. We fought our way back a bit. Through last night, I think our demand deposit, non-interest bearing demand deposits this quarter were up already $58 million for the quarter, we’ve opened up a couple of really nice accounts and we had at least one or two more to open up.

So despite the rough start, which we anticipated going into the year for demand deposits, I still expect us to grow our DDA balances by $200 million. And again, there’s probably more upside bias to that number, based upon what I’m seeing this quarter than downside bias. So that fact alone I think is going to help prop up our margin and keep it in the high-390s if our loan growth is in fact $100 million a quarter.

It does begin to bleed down, as we grow faster than that, but I don’t think it bleeds down into any lower than the 391, 392 kind of area.

Brad Milsaps
Great. Thank you, guys.

Operator
And our next question comes from Michael Young with SunTrust.

Michael Young
Good morning. Wanted to start with the healthcare credit. Obviously some other banks are in this one as well, but can you just talk about the details around kind of why this moved from pass to non-performing so quickly? And then also just the reserve level that you now have against the credit and kind of what you expect in terms of resolution and outcomes going forward.

Kevin Hanigan
Yes, thank you, Michael. This was a credit that I would have told you in the early or even mid part of March was going to get resolved. There was a plan underway. I think anybody in the bank group would have told you we were heading for a positive 100% collection of principal and interest resolution on the credit. For those of you who have identified or think you’ve identified the name of the credit, it is a publicly traded company, so I’d be careful as to what I say about them. I don’t think they’ve released their own earnings.

But for various reasons, that solution, which had really gotten to the point where we were talking about loan payoff numbers and per diem days on payoffs and things like that, which is about as positive as you can get, I think the first quarter is generally soft in the healthcare business. Their first quarter I suspect was soft and it caused the counterparty in the resolution to back away.

With their back away, the company said, well, we were going to need some payment relief, which caused us all to start scrambling from thinking about how we get paid off to how much should we reserve against this thing. We elected to reserve right at 50% of it, I think almost exactly 50% of it. When I say roughly, it’s off by maybe a couple of thousand dollars off of the 50%. We did that based upon our own math. I understand that might be a little higher than some other banks that have reported, but their methodology is their methodology.

Whether the interested party, Michael, in that credit returns, which would not be unusual as we get maybe better caseload numbers out of the credit, that’s probably the most likely resolution at this stage of the game, although several options among the bank group are being considered. All in all, I think we feel pretty good about the reserve we have up against it; it was pretty material. I will have to say, it caught us all by surprise, not just everybody sitting in this room, but I think most of the bank group thought we were going to get it resolved. So things happen.

I’m just glad it’s our last one. We have eight of us, most who are in the room, not all, are younger than I, but we were talking before this and I don’t think there’s a single person in this room that will ever originate another healthcare credit as long as they live and some of them are going to be around a lot longer than I am. I think we’ve all learned our lesson the hard way in healthcare.

Michael Young
Okay. And just on the other buckets, the total criticized performing and the total classified performing, I would have expected those to maybe come down a little bit with the migration of the classified non-performing. So can you talk about any new in migration into those buckets?

Kevin Hanigan
Nothing that we’re particularly concerned about. All things that were bubbled up through our early warning system, my focus is always on these ones that get to substandard nonaccruals. I think we’re pretty well reserved on the energy credit and the former energy credit.

The stark difference between the former energy credit where we had an individual in 2015, mind you, that came to us and said, look, my company’s not doing that well. I’ve got a lot of personal assets and wealth outside of the company. I’m a guarantor here, let’s just put this in my name to make you guys feel more comfortable, and he’s been paying us like clockwork for the better part of three years since it was transferred into his name. He came to us this quarter and said, look, I’m willing to pledge some additional personal assets, second homes and things of this nature that have some substantial value. And I just need some payment relief, because these things don’t sell overnight and so my cash flows are going to be lumpy. As such, we granted them that turns that into a TDR. But we couldn’t have a borrower who was more cooperative.

I flip over to the commercial real estate guy where the property is occupied and is cash flowing, but he went 54 days, as of March 31, without paying us, so we decided to begin to exercise our rights. Fortunately, the judge appointed a receiver and started, again, we have had cash flows directed to us last week. So I think, like most of our commercial real estate deals, we have got a basic reserve up against that one. I think we get out of that one just fine. It is in a judicial foreclosure state, so it won’t be as fast of a resolution as most of our other commercial real estate projects. It may take five or six months to get resolution as opposed to a month or so. But I think that one resolves out just fine.

At 54 days past due at quarter end, we didn’t really have to put it on non-accrual, it was just that the aggressive tactics we were taking, all within our rights under the credit agreement, we just said, look, because this is a judicial foreclosure state, it’s going to take longer, let’s just put it on non-accrual now. And we didn’t have to do it, but I think it was the right decision.

Michael Young
And just one last one for Mays is on the expense outlook. I understand the $1.4 million higher expense this quarter, and then I assume FICA was higher as well. So the outlook for kind of next quarter, the remainder of the year, should we expect a little bit lower from here or will growth kind of offset the benefits there?

Mays Davenport
I would expect Q2 to be down anywhere from about $500,000 to $1 million, primarily related to the items that you talked about being the stock-based comp. Again, we can’t forecast where the stock is, so I can’t tell you, but if it’s kind of in the same range, then we would see a meaningful reduction in that.

And then the payroll taxes are really about $1 million decrease from Q1 to Q2, so that’s a meaningful decrease. We did have some favorable expenses in Q1 that might go the other way, a little bit of headwind in Q2, such as health insurance typically is lower in first quarter as people start over with a new deductible- that might be higher in Q2. But I would expect it to be down anywhere from $500,000 to $1 million in Q2.

Michael Young
Okay, thanks.

Operator
And our next question comes from Gary Tenner with D.A. Davidson.

Gary Tenner
Thanks. Good morning.

Kevin Hanigan
Good morning. Early morning for you.

Gary Tenner
Yes, it is. Kevin, you had made a point in talking about capital a little bit in your comments. I didn’t know if there should be any additional read through on that as it relates to utilization of the capital for buyback or anything. I mean, you increased the dividend I think by $0.03 this quarter. But any updated thoughts on utilization of the capital?

Kevin Hanigan
Look, I think, whether we grow $100 million or whether we grow $150 million, we’re still going to accrete pretty substantial capital as we get the credit concerns behind us. And I do believe we’ll recover, and like we have in the prior years, we will perform at the top quartile of the business like we have the last three years.

We do have a buyback in place. Think of us as opportunistic buyback folks, with the earn back on the buyback as eight or nine years, we’re probably not going to be doing it. If we would do an M&A deal and the earn back would be 2.5 years, it wouldn’t be atypical for us to do a five or six if it was the buyback, because there’s just no execution risk. So we’ll be opportunistic buyers of the stock.

Our dividend policy is to hold dividends between 33% and 40% of our earnings, so there’s room to inch that up over time, but don’t look for that to go up materially. So, one of the high class issues we’ll have going forward is the management of excess capital, but we have plans around how to do that.

Gary Tenner
Thank you.

Operator
And our next question comes from Michael Rose with Raymond James.

Michael Rose
Hi guys, figured I’d touch on the warehouse, since held for investment was already hit, obviously better volumes towards the end of the quarter. Has that sustained into the second quarter? And I think you talked about balances perhaps being flat, flattish for the year. Any updates for that?

Kevin Hanigan
Yes, Michael. I was pretty bearish on warehouse in the last couple of calls, maybe more bearish than I should have been. This first quarter started off really, really bad. I mean, January, we had some days below $600 million in fundings on the warehouse, some $570 million-ish kind of numbers, coming off of a $1 billion. They’d shrunk pretty fast in January, but rebounded really nicely. I talked about the quarter being down 20% quarter-over-quarter and it wasn’t, because it rallied starting in late February and rallied through March.

I think, I mean, if I look at quarter to date here, Michael, just as an update, I think we’re running at $250 million ahead on average of where we were last quarter already, and May and June are typically really good months. So, my thought process, and I think what I actually said last quarter was I thought we’d be down year-over-year 10% on average, I think we’re going to do better than that. There’s actually a reasonable chance that the business is bigger by 10% at the end of this year than smaller by 10%.

The other longer term thing I talked about was turn times coming way down because of e-notes and e-notes were going to take over the business starting in the early part of this year. Well, the e-note roll out has been delayed, even by the biggest and best of them, until at least June. So on both counts I think I was too pessimistic on the warehouse business. Longer term, I think the turn days are going to come down, but that’s not even going to be any kind of an issue this year and it may be late into next year before that even starts becoming an issue. So I’m a little more positive on mortgage warehouse than I’ve been really in the past 180 days. It feels much better to us at this stage.

Michael Rose
And the down 10% versus maybe up 10%, is that full year to full year average, just to clarify?

Kevin Hanigan
Yes. Michael, full year to full year average. That’s correct. A lot of ways to look at that business, but we typically look at it on average volume.

Michael Rose
Understood. Just moving to the deposit side, I know you moved the team over, the insurance guys, from a competitor. Can you just remind us the size, can you size the deposit opportunity from that group and are there other sort of verticals out there that you guys are specifically looking at? One of your competitors obviously is building out a vertical or so, so just wanted to get some thoughts on deposit growth. Thanks.

Kevin Hanigan
Look, it’s been good. I think that business at the bank, we grew these guys from what was probably a $550 million deposit business and a lot of that was non-interest bearing. Today, they’ve migrated over a little over $200 million probably. I’m looking at the guy who runs that group, nodding his head yes, so there is more to be migrated over and they’re migrating over in pretty decent sized chunks. I’d say $8 million to $40 million per customer.

We’re in the process of boarding one right now that’s a $35 million or $40 million DDA customer. I believe it gets boarded late in this quarter, so should show up in our Q2 numbers, which is why with $58 million already is good so far in the quarter in DDA and another $40 some odd million coming, this could be a really good DDA quarter for us. I’m encouraged by that because as you all know, that’s powerful to our margins.

So that group has been a big part of this, the treasury management platform has been another decent part of it. We did open a very nice outside of the insurance business DDA account a couple of weeks ago- that is the primary reason we’re up $58 million so far for the quarter. So that side of our business feels pretty good. It feels as good this quarter as it felt bad last quarter, when we were looking at numbers where we’re down $155 million in late January.

Michael Rose
Maybe one last one for me, I know I’m kind of jumping around here, but just stepping back on energy. If I look at period end balances, you guys are down year-over-year and then sequentially. I know that’s part of the de-leveraging and getting out of SNCs and all that stuff, but I guess my question is, are we going to start to hit an inflection point here in the relatively near future? And given the handful of credit issues that you’ve had in the business, does it sway you from being much more aggressive what maybe some of your peers in growing that business?

Kevin Hanigan
Really good question, Michael. It does sway us. Whenever you suffer losses or whenever, I think, this is true for most of us, but certainly around this table, you just get more cautious. I think three years ago, we probably thought we were better at energy lending than we were. And we maybe falsely believed that we were good because we had so much in the way of hedging and all the hedging really did was delay some of our credit issues, right. They had cash flows because they had hedging, and it just delayed it to later in the cycle. So I just don’t think we were as good as we thought we were.

We’ve made a change of leadership in that group in the first quarter. As you noted, we were down, I think, reserve based lending was down almost $21 million. And then I think our midstream lending was down another $16 million for the quarter. So nice growth, despite no growth in energy.

So I’d say it’s two things. Number one, we’re being more cautious about the reserves that we will finance. And number two, the market has gotten more aggressive in my opinion. We’ve seen far too many deals that only have one year of rolling hedges. So at any given time, at all times, the credit is going to have 12 months’ worth of hedges on its book. As a month’s worth of hedges rolls off, it gets replaced. Well, that had been two years for a pretty significant period of post energy cycle and the big banks are the large contributors to this. They’ve just put some deals out in the market that are one year and we’re just not going to play them in the deal that’s only hedged for a year. And if that’s where the market is going, we’ll continue to shrink that book because I don’t get a bank like us going to where we only have a year’s worth of hedging. We prefer 18 months to two years, and we think that’s necessary in today’s price environment.

Why can the big guys do it? I suspect it’s because they don’t keep big chunks of these credits, they syndicate them out. They get big fees for doing it. They get bond economics fees. If the guys got stuck debt, they have the possibility to take them public, they get treasury management income. And they get a whole lot of income we don’t get out of those, which is why we got out of the SNCs.

I want us to be better in energy. I’d prefer us not ever get out of the business, because it’s been a good business over a really long period of time. We just have to be better at it. So the moves we made this quarter was to replace the leadership and appoint a new head of credit over energy. We haven’t had a specific energy credit person; we do now have one that sits in on our loan committee. Those are the moves we made more recently.

Michael Rose
Okay, so fair to say that growth going forward, just holistically, more going to come from just core C&I. And, hopefully commercial real estate as the debt funds and pay downs.

Kevin Hanigan
Yes, Michael, I think that’s it. We’ve also had some nice growth in consumer real estate. We have had segments of our originator portfolio that we’re holding, the kind of 5 and 7, 10/1 ARMs. And consistently that’s best contributed $20 million to $25 million, maybe $30 million a quarter of that kind of stuff that we’ve been able to portfolio. So that’s been helpful to the loan growth as well.

Michael Rose
Okay. Thanks for taking my questions, guys.

Operator
Once again, if you would like to ask a question, please press *, then 1. Once again, that is *, then 1 to ask a question.

And our next question comes from Matt Olney with Stephens.

Matt Olney
Thanks. Good morning. I wanted to circle back on credit and the loan loss provision expense this quarter. Can you just walk us through that $9.8 million this quarter? How much of it was from some of those specific reserves that you mentioned versus the overall growth in the quarter?

Kevin Hanigan
Figure the growth, we put up about 1% on growth-related stuff. We put up a little over $9 million on the healthcare credit. A lot of the other credits that already had some reserves up against them. And then we had some other things that actually improved within the quarter, where we got to back off some higher loss given default things improved in credit and were replaced by lower loss given default kind of things. So we don’t go deep dive into all the pluses and minuses of that in any shape or form. We’re following our methodology that’s been approved by both our regulators and E&Y in that regard.

And look, I know this is the third year we’ve had a healthcare credit stumble and we’ve had a couple in energy, but it has really, as I’ve said time and time again, it’s been centered in those two areas and this is the last healthcare credit. And I get it is not great, right. We beat ourselves up on it. Probably most, more than anybody, we beat ourselves up. You’ve heard me personally refer to us as an occasional crap show on some credits. And not to be defensive about it, but despite that, what I would say is, as we look at our numbers, and we all live on this 90-day treadmill as public companies. We try not to as the operators of a public company, but as we went to do our proxy and put our proxy together this year, we compared ourselves to the 18 peers in the proxy group for total shareholder return over three years. Right. And that’s three years of healthcare credits. We ranked number one amongst those 18 peers that are listed in our proxy for total shareholder return in three years.

And I scratch my head at that saying, well, that’s interesting to me, let’s go back and look at our operating performance. How does our ROA and our ROE compare to our peer group? And we added a few more Texas bank peers in running that scenario and then we added the KRX just to kind of scale ourselves for the last three years of returns, so now in our universe there is now like 22 or 23 names plus the KRX. We ranked fourth in terms of return on assets over the three-year period of 1.34, where the KRX, during that same period of time, was 1.07. And then, when we did it for return on equity, we were 12.12, again, ranking fourth out of all the data points where the KRX was 8.98. I wish those numbers were bigger, but I think it’s 8.98.

So despite the stumbles, which we’re embarrassed about, we beat ourselves up over, somehow we continue to put up really good earnings numbers. And as I talked to my board about it on Monday night, I said, look, when we have tough quarters, we operate at the like the 50th percentile of the business still, and when we have good quarters, we operate at the top decile of the industry.

The good news is, is the last healthcare credit, it’s not over yet. Could it bleed worse? It can always bleed worse. I think we got a nice reserve up against this one. The good news is the healthcare crap show is about over, and I think that bodes well for our overall returns.

Matt Olney
Okay, thanks for those details, Kevin. And I get that the healthcare book is essentially now zero and it sounds like energy growth will be less in the future. I think you mentioned the growth will be focused in commercial real estate and C&I and residential real estate. But I guess in terms of the future provisioning, I’m trying to appreciate exactly kind of how that methodology works. You mentioned a 1% level. Does that fully account for the charge-offs historically over the last few years? Or could that migrate higher as you account for those charge-offs?

Kevin Hanigan
So in the areas where you have charge offs, you do basically a three year exponentially weighted kind of, they don’t burn off for three years. So if we’re doing energy credit today, we’re putting up close to 4%. Right, we just didn’t do many energy credits, but we’d be putting up a little over 4%. I’m looking at my ALLL guy, he’s pointing down, a little less than 4%. In CRE, we don’t put up a ton because our loss has been so extremely low over 15, almost 16 years now. So it depends on the asset class, it just averages out to be close to 1% historically. It may be a bit lower than that if it’s skewed towards commercial real estate. It may be a little higher than that if energy was a bigger part of it. So, it just depends on what the asset class is. But it’s easiest for me to explain it to you all is it roughly runs at about 1% per quarter. It might be a little higher, a little lower, but it’s roughly 1% of new volume. And then you add in a factor for charge-offs.

Matt Olney
Got it. That’s helpful. And then I guess going back to the margin discussion, even if we add back a few bps to the LHI loan yields from the healthcare nonaccrual reversal, it still seems like those yields aren’t moving up quite as much as they did previously. Any more thoughts on those LHI loan yields and why we didn’t get more of a lift this quarter, even if we back out the health care credit?

Kevin Hanigan
No, that’s more deposit funding driven. Part of the lift has been LIBOR going up and the other part has been the way we fund it. So my contention, Matt, has been if we have $100 million of loan growth and we’re funding $50 million or $60 million of that in a quarter with free money, it’s easy to get a high 390s NIM. If we’re growing $150 million, that marginal dollar above the DDA dollar, the non-interest bearing dollar is costing us closer to 250 or 260. So it’s having more of our new loan growth dollars funded with a higher cost funding. But when we have a quarter like we just had, it drags down on the NIM.

Matt Olney
Okay. Got it. So in other words, you’re saying that you wouldn’t expect that, assuming LIBOR stays where it’s at and the yield curve stays where it’s at, you wouldn’t expect much improvement on those loan yields from here, once we adjust for the non-accrual reversal in 1Q?

Kevin Hanigan
That’s correct.

Matt Olney
Got it.

Operator
And this will conclude our question-and-answer session. I’d like to turn the conference back over to Mr. Kevin Hanigan for any closing remarks.

Kevin Hanigan
Great. Thank you all for joining us on the call. I think Mays and I are out on the road here starting in May. Look forward to seeing you all then and have a great day. Thank you.

Operator
The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.